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                                                                   EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made and entered into by and between Input/Output, Inc., a Delaware corporation (hereinafter referred to as "Employer"), and Larry E. Denver, an individual currently resident in Fort Bend County, Texas (hereinafter referred to as "Employee"), effective as of February 4, 2003 (the "Effective Date").

                                   WITNESSETH:

         WHEREAS, attendant to Employee's employment by Employer, Employer and Employee wish for there to be a complete understanding and agreement between Employer and Employee with respect to, among other terms, Employee's duties and responsibilities to Employer; the compensation and benefits owed to Employee; the fiduciary duties owed by Employee to Employer; Employee's obligation to avoid conflicts of interest, disclose pertinent information to Employer, and refrain from using or disclosing Employer's information;

         WHEREAS, Employer considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing its best interests and the best interests of its stockholders;

         WHEREAS, the Board of Directors of Employer (the "Board") has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of Employer's management; and

         WHEREAS, Employer and Employee wish to enter into this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

Section 1. General Duties of Employer and Employee.

         (a) Employer agrees to employ Employee and Employee agrees to accept employment by Employer and to serve Employer in an executive capacity as its Vice President of Business Development. At the commencement of this Agreement, Employee will report to the Chief Executive Officer of Employer. The powers, duties and responsibilities of Employee as Vice President of Business Development include those duties that are the usual and customary powers, duties and responsibilities of such office, including those powers, duties and responsibilities specified in Employer's Bylaws, and such other and further duties appropriate to such position as may from time to time be assigned to Employee by the Chief Executive Officer of Employer or the Board.



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         (b) While employed hereunder, Employee will devote substantially all reasonable and necessary time, efforts, skills and attention for the benefit of and with Employee's primary attention to the affairs of Employer in order that he or she may faithfully perform his or her duties and obligations. The preceding sentence will not, however, be deemed to restrict Employee from attending to matters or engaging in activities not directly related to the business of Employer, provided that (i) such activities or matters are reasonable in scope and time commitment and not otherwise in violation of this Agreement, and (ii) Employee will not become a director or officer of (or hold any substantially similar responsibility with) any corporation or other entity (excluding charitable or other non-profit organizations) without prior written disclosure to, and consent of, Employer.

         (c) At the commencement of Employee's employment by Employer, Employee will be based at Employer's corporate headquarters located at 12300 Parc Crest Drive, Stafford, Texas 77008 (the "Place of Employment").

         (d) Employee agrees and acknowledges that as an officer and employee of Employer, and consistent with the terms hereof, he or she owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer and to do no act knowingly which would injure Employer's business, its interests or its reputation.

Section 2. Compensation and Benefits.

         (a) Employer will pay to Employee during the term of this Agreement a base salary at the rate of $200,000 per annum (such base salary as increased by the Compensation Committee of the Board as hereinafter provided is referred to herein as the "Base Salary"). The Compensation Committee of the Board will review the Base Salary from time to time and, during the term of this Agreement, may increase, but may not decrease, the Base Salary. The Base Salary will be paid to Employee in equal installments every two weeks or on such other schedule as Employer may establish from time to time for its management personnel.

         (b) Employee will be eligible to participate in Employer's Incentive Compensation Plan for the fiscal year 2003 with a target of 50% and a maximum of 75% of Employee's Base Salary for such fiscal year. Any incentive earned in fiscal year 2003 will be prorated based on Employee's actual period of employment during such fiscal year. During each subsequent fiscal year during the term of this Agreement, Employee will be eligible, in the Board's sole discretion, to participate in that year's Incentive Compensation Plan or other replacement incentive or bonus plan Employer establishes for its key executives.

         (c) Employee will be eligible for option grants to purchase shares of Employer's common stock, $.01 par value ("Common Stock"), or other equity securities of Employer as provided under Employer's 2000 Long-Term Incentive Plan (or other stock option plan or plans Employer establishes for its key executives); such grants to be made in the sole discretion of the Board or a duly authorized committee of the Board.



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         (d) Employee will be eligible to participate in Employer's Deferred
Compensation Plan (or any replacement deferred compensation plan Employer establishes for its key executives);

         (e) Employee will be entitled to paid vacation of not less than three
(3) weeks each year. Vacation may be taken by Employee at the time and for such periods as may be mutually agreed upon between Employer and Employee.

         (f) Employee will be reimbursed in accordance with Employer's normal expense reimbursement policy for all of the actual and reasonable costs and expenses incurred by him or her in the performance of his or her services and duties hereunder, including, but not limited to, travel and entertainment expenses. Employee will furnish Employer with all invoices and vouchers reflecting amounts for which Employee seeks Employer's reimbursement.

         (g) Employee will be entitled to participate in all insurance and retirement plans, incentive compensation plans (at a level appropriate to his or her position) and such other benefit plans or programs as may be in effect from time to time for the key management employees of Employer including, without limitation, those related to savings and thrift, retirement, welfare, medical, dental, disability, salary continuance, accidental death, travel accident, life insurance, incentive bonus, membership in business and professional organizations, and reimbursement of business and entertainment expenses. Specifically, Employee will be entitled to participate in the Input/Output, Inc. Deferred Compensation Plan as long as it is made available to other key management employees.

         (h) Employer, during the term of this Agreement and thereafter without limit of time, will indemnify Employee for claims and expenses to the extent provided in Employer's Certificate of Incorporation and Bylaws. Employer will also provide Employee coverage under Employer's policy or policies of directors' and officers' liability insurance to the same extent as other executive officers of Employer during the term of this Agreement.

         (i) All Base Salary, bonus and other payments made by Employer to Employee pursuant to this Agreement will be subject to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans in which Employee participates.

Section 3. Fiduciary Duty; Confidentiality.

         (a) In keeping with Employee's fiduciary duties to Employer, Employee agrees that he or she will not knowingly take any action that would create a conflict of interest with Employer, or upon discovery thereof, allow such a conflict to continue. In the event that Employee discovers that such a conflict exists, Employee agrees that he or she will disclose to the Board any facts which might involve a conflict of interest that has not been approved by the Board.



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         (b) As part of Employee's fiduciary duties to Employer, Employee agrees to protect and safeguard Employer's information, ideas, concepts, improvements, discoveries, and inventions and any proprietary, confidential and other information relating to Employer or its business (collectively, "Confidential Information") and, except as may be required by Employer, Employee will not knowingly, either during his or her employment by Employer or thereafter, directly or indirectly, use for his or her own benefit or for the benefit of another, or disclose to another, any Confidential Information, except (i) with the prior written consent of Employer; (ii) in the course of the proper performance of Employee's duties under this Agreement; (iii) for information that becomes generally available to the public other than as a result of the unauthorized disclosure by Employee; (iv) for information that becomes available to Employee on a nonconfidential basis from a source other than Employer or its affiliated companies who is not bound by a duty of confidentiality to Employer; or (v) as may be required by any applicable law, rule, regulation or order.

         (c) Upon termination of his or her employment with Employer, Employee will immediately deliver to Employer all documents in Employee's possession or under his or her control which embody any of Employer's Confidential Information.

         (d) In addition to the foregoing provisions of this Section 3, and effective as of the Effective Date, Employee reaffirms the duties imposed upon Employee by that certain Employee Proprietary Information Agreement dated as of April 19, 2001, by and between Employer and Employee.

         (e) Employee will comply with Employer's Code of Ethics issued on January 17, 1994, and any amendments or replacement policies adopted by the Board (the "Code of Ethics").

Section 4. Term of Agreement; At-Will Employment.

         The term of this Agreement will commence effective as of the Effective Date, and, subject to the terms and conditions hereof, will continue for a two-year period ending on February 4, 2005, and thereafter, the term will be automatically extended for successive periods of one year unless prior to the end of the original two-year period (or, if applicable, any such one-year period), Employer gives Employee at least ninety (90) days prior written notice that Employer has decided not to extend the term of this Agreement. Notwithstanding any provision contained herein to the contrary, Employee acknowledges that his or her employment with Employer is at will and that Employer may terminate his or her employment at any time and for any reason or for no reason at the discretion of Employer, but subject to any rights Employee has under Sections 6 and 8 of this Agreement.



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Section 5. Termination.

         (a) Employee's employment with Employer hereunder will terminate upon the first to occur of the following:

                  (1) The death or "Disability" (as defined in Section 5(b) hereof) of Employee;

                  (2) Employer terminates such employment for "Cause" (as defined in Section 5(c) hereof);

                  (3) Employee terminates such employment for "Good Reason" (as defined in Section 5(d) hereof);

                  (4) Employer terminates such employment for any reason other than Cause, or for no reason at all;

                  (5) Employee terminates such employment for any reason other than Good Reason, or for no reason at all; or

                  (6) Employee's sixty-fifth (65th) birthday, at which time Employee will continue to be employed by Employer as an employee at will.

         (b) As used in this Agreement, "Disability" means permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision) which has existed for at least 180 consecutive days.

         (c) As used in this Agreement, "Cause" means:

                  (1) the willful and continued failure by Employee to substantially perform his or her obligations under this Agreement (other than any such failure resulting from his Disability) after a demand for substantial performance has been delivered to him or her by the Board which specifically identifies the manner in which the Board believes Employee has not substantially performed such provisions and Employee has failed to remedy the situation within ten (10) days after such demand or a willful and material violation of the Employer's Code of Ethics;

                  (2) Employee's willfully engaging in conduct materially and demonstrably injurious to the property or business of Employer, including without limitation, fraud, misappropriation of funds or other property of Employer, other willful misconduct, gross negligence or conviction of a felony or any crime of moral turpitude; or

                  (3) Employee's material breach of this Agreement which breach has not been remedied by Employee within ten (10) days after receipt by Employee of



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         written notice from Employer that he or she is in material breach of the Agreement, specifying the particulars of such breach.

For purposes of this Agreement, no act, or failure to act, on the part of Employee shall be deemed "willful" or engaged in "willfully" if it was due primarily to an error in judgment or negligence, but shall be deemed "willful" or engaged in "willfully" only if done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of Employer. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated as a result of "Cause" hereunder unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with his or her counsel, to be heard before the Board), finding that, in the good faith opinion of the Board of Directors, Employee has committed an act set forth above in this Section 5(c) and specifying the particulars thereof in detail. Nothing herein shall limit the right of Employee or his or her legal representatives to contest the validity or propriety of any such determination.

         (d) As used in this Agreement, "Good Reason" means:

                  (1) Employer's failure to comply with any of the provisions of
         Section 2 of this Agreement (including, but not limited to, such a failure resulting from any reduction in the Base Salary) which failure is not remedied within ten (10) days after receipt of written notice from Employee specifying the particulars of such breach;

                  (2) Employer's breach of any other material provision of this Agreement which is not remedied within ten (10) days after receipt by Employer of written notice from Employee specifying the particulars of such breach;

                  (3) the assignment to Employee of any duties materially inconsistent with Employee's position, duties, functions, responsibilities or authority as contemplated by Section 1 of this Agreement; or

                  (4) the relocation of Employee's principal place of performance of his or her duties and responsibilities under this Agreement to a location more than fifty miles (50) miles from the Place of Employment;

                  (5) Any failure by Employer to comply with Section 9(c); or

                  (6) Any purported termination of Employee's employment by Employer which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 5(e) hereof (and for purposes of this Agreement, no such purported termination shall be effective).



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         (e) Any termination by Employer or Employee of Employee's employment with Employer (other than any such termination occurring on Employee's sixty-fifth (65th) birthday) shall be communicated by written notice (a "Notice of Termination") to the other party that shall:

                  (1) indicate the specific provision of this Agreement relied upon for such termination;

                  (2) indicate the specific provision of this Agreement pursuant to which Employee is to receive compensation and other benefits as a result of such termination; and

                  (3) otherwise comply with the provisions of this Section 5(e) and Section 11(a).

If a Notice of Termination states that Employee's employment with Employer has been terminated as a result of Employee's Disability, the notice shall (i) specifically describe the basis for the determination of Employee's Disability, and (ii) state the date of the determination of Employee's Disability, which date shall be not more than ten (10) days before the date such notice is given. If the notice is from Employer and states that Employee's employment with Employer is terminated by Employer as a result of the occurrence of Cause, the Notice of Termination shall specifically describe the action or inaction of Employee that Employer believes constitutes Cause and shall be accompanied by a copy of the resolution satisfying Section 5(c). If the Notice of Termination is from Employee and states that Employee's employment with Employer is terminated by Employee as a result of the occurrence of Good Reason, the Notice of Termination shall specifically describe the action or inaction of Employer that Employee believes constitutes Good Reason. Any purported termination by Employer of Employee's employment with Employer shall be ineffective unless such termination shall have been communicated by Employer to Employee by a Notice of Termination that meets the requirements of this Section 5(e) and the provisions of Section 11(a).

         (f) As used in this Agreement, "Date of Termination" means:

                  (1) if Employee's employment with Employer is terminated for Disability, sixty (60) days after Notice of Termination is received by Employee or any later date specified therein, provided that within such sixty (60) day period Employee shall not have returned to full-time performance of Employee's duties;

                  (2) if Employee's employment with Employer is terminated as a result of Employee's death, the date of death of Employee;

                  (3) if Employee's employment with Employer is terminated for Cause, the date Notice of Termination, accompanied by a copy of the resolution satisfying



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         Section 5(c), is received by Employee or any later date specified therein, provided that Employer may, in its discretion, condition Employee's continued employment upon such considerations or requirements as may be reasonable under the circumstances and place a reasonable limitation upon the time within which Employee will comply with such considerations or requirements;

                  (4) if Employee's employment with Employer is terminated upon the occurrence of Employee's sixty-fifth (65th) birthday, the date of such birthday, at which time Employee will continue to be employed by Employer as an employee at will; or

                  (5) if Employee's employment with Employer is terminated for any reason other than Employee's Disability, Employee's death, Cause or the occurrence of Employee's sixty-fifth (65th) birthday, or for no reason, the date that is fourteen (14) days after the date of receipt of the Notice of Termination.

Section 6. Effect of Termination of Employment.

         (a) Upon termination of Employee's employment by Employer for Cause, or by Employee for no reason or any reason other than Good Reason, all compensation and benefits will cease upon the Date of Termination other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination, (ii) as provided in Section 8, (iii) Employee's Base Salary through the Date of Termination; (iv) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination; and (v) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan.

         (b) Upon termination of Employee's employment due to the death of Employee or upon termination by Employer due to the Disability of Employee, all compensation and benefits will cease upon the Date of Termination other than:
(i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination, (ii) as provided in Section 8,
(iii) Employee's Base Salary through the Date of Termination; (iv) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination; and (v) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan.

         (c) Upon termination of this Agreement due to Employee's reaching his or her sixty-fifth (65th) birthday, Employee will continue to be employed by Employer as an employee at will.



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         (d) If Employee's employment with Employer is terminated (i) by
Employer for no reason or for any reason other than Cause, the death or Disability of Employee, or Employee's reaching his or her sixty-fifth (65th) birthday, or (ii) by Employee for Good Reason, the obligations of Employer and Employee under Sections 1 and 2 will terminate as of the Date of Termination, and Employer will pay or provide to Employee the following:

                  (1) Employee's Base Salary through the Date of Termination;

                  (2) incentive compensation due Employee, if any, under the terms of the relevant incentive compensation arrangement, which, in the absence of any agreement to the contrary, shall be the pro rata amount due to Employee based on payments that would be due if Employee had remained employed by Employer for the full fiscal year;

                  (3) during the one-year period ending on the first anniversary of the Date of Termination, Employer shall pay to Employee an aggregate amount (the "Severance Payment") equal to one times (1x) times Employee's Base Salary at the highest annual rate in effect on or before the Date of Termination (but prior to giving effect to any reduction therein which precipitated such termination), which Severance Payment will be paid to Employee in twelve (12) equal monthly installments during such one-year period;

                  (4) if immediately prior to the Date of Termination, Employee (and, if applicable, his or her spouse and/or dependents) was covered under Employer's group medical, dental, health and hospital plan in effect at such time, then Employer shall provide to Employee for one
         (1) year after the Date of Termination, and provided that Employee has timely elected under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to continue coverage under such plan, Employer will, at no greater cost or expense to Employee than was the case immediately prior to the Date of Termination, maintain such continued coverage in full force and effect; and

                  (5) On the date which is thirty (30) days following the Date of Termination, Employer shall purchase the 9,850 shares of Common Stock of Employer previously purchased by Employee in April and May 2001 in connection with Employer's "matching share program" and the Input/Output, Inc. 2000 Restricted Stock Plan (the "Restricted Stock Plan") as well as the 9,850 shares of Restricted Stock issued to Employee under the Restricted Stock Plan on June 7, 2001. The shares referred to in the previous sentence are referred to in this Agreement as the "Repurchased Shares." The purchase price (the "Purchase Price") for the Repurchased Shares shall be equal to the difference between (i) $120,000 and (ii) (A) the proceeds received by Employee from disposing any Repurchased Shares (or in the event of a gift or donation of Repurchased Shares,



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         the fair market value of the Repurchased Shares on the date of transfer) less (B) any taxes incurred by Employee solely as a result of disposing such Repurchased Shares (or in the event of a gift or donation of Repurchased Shares, plus any tax benefit received by Employee as a result of disposal of such Repurchased Shares). In addition, Employer shall pay Employee an amount necessary to make the after tax proceeds of such Repurchased Shares to Employee equal to the Purchase Price. The parties shall negotiate in good faith to determine any tax equalization payment required by the previous sentence.

Except as otherwise provided above and in Section 8, all other compensation and benefits will cease upon the Date of Termination other than the following: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination, (ii) any rights Employee or his survivors may have under any grants of options to purchase Employer's Common Stock, restricted stock grants, performance share grants, or other similar equity compensation plans; and (iii) medical and similar benefits the continuation of which is required by applicable law or as provided by the applicable benefit plan. As a condition to making the payments and providing the benefits specified in this
Section 6(d), Employer will require that Employee execute a release of all claims Employee may have against Employer at the time of Employee's termination. Such release will be in substantially the same form as Exhibit A attached hereto.

Section 7. No Obligation to Mitigate; No Rights of Offset.

         (a) Employee shall not be required to mitigate the amount of any payment or other benefit required to be paid to Employee pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Employee as a result of employment by another person.

         (b) Subject to Section 10(e) hereof, Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Employee or others.

Section 8. No Effect on Other Rights.

         Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any plan, program, policy or practice of or provided by Employer or any of its affiliates and for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any stock option or other agreements with Employer or any of its affiliates. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any other contract or agreement with, Employer or any of its affiliates at or subsequent to the



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Date of Termination shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

Section 9. Successors; Binding Agreement.

         (a) This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         (b) This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns.

         (c) Employer will require any successor (whether direct or indirect, by purchase, merger, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, "Employer" shall mean Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by execution and delivery of the agreement provided for in this Section 9(c) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law or otherwise.

Section 10. Non-Competition; Non-Solicitation; No Hire.

         (a) Employee agrees that, effective as of the Effective Date and for a period that includes the term of this Agreement and twelve (12) months thereafter (such applicable period being referred to herein as the "Non-Compete Period"), Employee shall not, without the prior written consent of Employer, directly or indirectly, anywhere in the world, engage, invest, own any interest, or participate in, consult with, render services to, or be employed by any business, person, firm or entity that is in competition with the "Business" (as defined in Section 10(d)) of Employer or any of its subsidiaries or affiliates, except for the account of Employer and its subsidiaries and affiliates; provided, however, that during the Non-Compete Period, (i) Employee may acquire, solely as a passive investment, not more than five percent (5%) of the outstanding shares or other units of any security of any entity subject to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and (ii) Employee may be employed by a separate subsidiary, division or affiliate of a company engaged in the Business, so long as that separate subsidiary, division or affiliate is not engaged in the Business, Employee does not otherwise violate the terms of this Section 10(a) and Employee continues to comply with his obligations under Section 3(b) hereof and under his Employee Proprietary Information

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Agreement referred to in Section 3(d) hereof.. Employee acknowledges that a remedy at law for any breach or attempted breach of this covenant not to compete will be inadequate and further agrees that any breach of this covenant not to compete will result in irreparable harm to Employer, and, accordingly, Employer shall, in addition to any other remedy that may be available to it, be entitled to specific performance and temporary and permanent injunctive and other equitable relief (without proof of actual damage or inadequacy of legal remedy) in case of any such breach or attempted breach. Employee acknowledges that this covenant not to compete is being provided as an inducement to Employer to enter into this Agreement and that this covenant not to compete contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Employer. Whenever possible, each provision of this covenant not to compete shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this covenant not to compete. If any provision of this covenant not to compete shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this covenant not to compete but shall be confined in its operation to the provision of this covenant not to compete directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this covenant not to compete should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

         (b) In addition to the restrictions set forth in Section 10(a), Employee agrees that, during the Non-Compete Period, Employee will not, either directly or indirectly, (i) make known to any person, firm or entity that is in competition with the Business of Employer or any of its subsidiaries or affiliates the names and addresses of any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, potential customers of Employer or any of its subsidiaries or affiliates upon whom Employer or any of its subsidiaries or affiliates has called upon in the last twelve (12) months or contacts of Employer or any of its subsidiaries or affiliates or any other information pertaining to such persons, or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, whether for Employee or for any other person, firm or entity.

         (c) Regardless of the reason for any termination of Employee's employment, effective as of the Effective Date and for a period that includes the term of this Agreement and twelve (12) months thereafter, Employee will not, either on his or her own account or for any other person, firm, partnership, corporation, or other entity (i) solicit any employee of Employer or any of its subsidiaries or affiliates to leave such employment; or (ii) induce or attempt to induce any such employee to breach her or his employment agreement with Employer or any of its subsidiaries or affiliates.

         (d) As used in this Agreement, "Business" means the business of manufacturing and selling seismic equipment.

         (e) In the event that Employee violates any of the terms and conditions of this Section 10 during the Non-Compete Period, then in addition to the other rights and remedies available to Employer hereunder and under Section 12 hereof, Employer's obligations to make any remaining payments of the Severance Payment amount otherwise then due and owing pursuant to Section 6(d)(3) hereof shall cease and terminate.

Section 11. Miscellaneous.

         (a) All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith will be in writing and will be delivered by hand or by registered or certified mail, return receipt requested to the addresses set forth below in this Section 11(a):

                  If to Employer, to:

                           Input/Output, Inc.
                           12300 Parc Crest Drive
                           Stafford, TX  77477
                           Attention:  General Counsel

                  If to Employee, to:

                           Larry E. Denver
                           2111 White Ranch Lane
                           Katy, Texas 77450

or to such other names or addresses as Employer or Employee, as the case may be, designate by notice to the other party hereto in the manner specified in this Section.

         (b) This Agreement (including the Exhibit(s) attached hereto) supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and Employer and constitutes the entire agreement between Employee and Employer with respect to the subject matter of this Agreement, except for (i) the Employer Proprietary Information Agreement referred to in Section 3(d) hereof, (ii) the Indemnity Agreement dated March 23, 2002, between Employer and Employee, and (iii) except as may be modified by the terms of this Agreement, the stock option, restricted stock award and other agreements of the nature contemplated under Section 8 hereof, each of which shall remain in full force and effect. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by the Board to execute such document.

         (c) If any provision of this Agreement or application thereof to any one or under any circumstances should be determined to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. In addition, if any provision of this Agreement is held by an arbitration panel or a court of competent jurisdiction to be invalid, unenforceable, unreasonable, unduly restrictive or overly broad, the parties intend that such arbitration panel or court modify said provision so as to render it valid, enforceable, reasonable and not unduly restrictive or overly broad.

         (d) The internal laws of the State of Texas will govern the interpretation, validity, enforcement and effect of this Agreement without regard to the place of execution or the place for performance thereof.

         (e) The covenants, agreements, rights and obligations of Employer under this Agreement, and the covenants, agreements, rights and obligations of Employee under this Agreement, shall survive the termination of this Agreement for any reason including, but not limited to, the termination of Employee's employment with Employer. All covenants, agreements, indemnities, warranties, rights and obligations contained herein shall continue for so long as necessary in order for Employer and Employee to enforce their rights hereunder.

Section 12. Arbitration.

         (a) Employer and Employee agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA Rules"). Arbitration will take place in Houston, Texas, unless the parties mutually agree to a different location. Within 30 calendar days of the initiation of arbitration hereunder, each party will designate an arbitrator. The appointed arbitrators will then appoint a third arbitrator. Employee and Employer agree that the decision of the arbitrators will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrators. In the event the arbitration is decided in whole or in part in favor of Employee, Employer will reimburse Employee for his or her reasonable costs and expenses of the arbitration (including reasonable attorneys' fees).

         (b) Notwithstanding the provisions of Section 12(a), Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Employee's obligations under Sections 3(b), 3(c), 3(d), 3(e) and 10 hereof.


                        SIGNATURES TO FOLLOW ON NEXT PAGE

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as to be effective as of the Effective Date.


                                         EMPLOYER:

                                         INPUT/OUTPUT, INC.


                                         By: /s/ C. Robert Bunch
                                             -----------------------------------
                                             President

                                         EMPLOYEE:

                                         LARRY E. DENVER


                                         /s/ Larry E. Denver
                                         ---------------------------------------